Exhibit 99.1

Contacts:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Shawn Malayter, 312-696-6050 or shawn.malayter@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Completes Acquisition of Annuity Intelligence Business of Advanced Sales and Marketing Corp. (ASMC)

CHICAGO, Nov. 1, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has completed its previously announced acquisition of the annuity intelligence business of Advanced Sales and Marketing Corp. based in Oakbrook Terrace, Ill. (ASMC) for $14.1 million, subject to post-closing adjustments.

ASMC’s annuity intelligence business includes the Annuity Intelligence Report (AI Report), a web-based service that leverages a proprietary database of more than 1,000 variable annuities to help broker-dealers, insurers, and other financial professionals better understand and more effectively present variable annuity products to their clients. The annuity intelligence business serves 170 firms, and more than 150,000 financial advisors have access to the AI Report through these firms.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 370,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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